UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2022

AIKIDO PHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Rockefeller Plaza, 11th Floor, New York, NY	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 993-9325

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AIKI	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On October 17, 2022, Kyle Wool entered into an Amended and Restated Services Agreement with Dominari Financial Inc. (“Dominari”), a Delaware corporation and a wholly owned subsidiary of AIkido Pharma Inc. (“AIkido”), for an initial term of five years, renewable thereafter for additional one-year periods on an annual basis (the “Wool Services Agreement”). Under terms of the Wool Services Agreement, Mr. Wool will serve as a consultant to Dominari until his employment and registration as a registered representative with the Financial Industry Regulatory Authority have been terminated with his current employer. Upon such terminations, Mr. Wool will assume the role of Chief Executive Officer of Dominari, with the other duties, responsibilities and authority as may be assigned to him by the Chief Executive Officer of AIkido or the Board of Directors of Dominari (the “Board”). The Wool Services Agreement provides for the payment of an annual base salary of $500,000 to Mr. Wool, to be paid in equal semi-monthly or bi-weekly installments and an annual bonus (“Annual Bonus”) payable in cash and in shares of Common Stock as a performance-based award (the “Stock Bonus”) of shares of Aikido’s common stock, par value $0.0001 per share (the “Common Stock”) under the Company’s 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”), in three installments, based on the Company’s meeting or exceeding the following annual revenue amounts for the first time for the relevant calendar years; provided, however, that the Board may adopt different or additional performance criteria for future years after consultation with Mr. Wool, provided that such criteria must be reasonably attainable:

Annual Revenue	Annual Bonus
$3,500,000 or more	$150,000 plus 154,559 shares of Common Stock
Between $7.5M and $15M	$250,000 plus 154,559 shares of Common Stock
$15M or more	$500,000 plus 154,559 shares of Common Stock

The amount of shares of Common Stock set forth in the above table, which may be issued to Mr. Wool as the Stock Bonus portion of the Annual Bonus was determined to provide Mr. Wool with a performance-based award of shares of Common Stock valued at $3,000,000, as of October 14, 2022, based on the closing price of $6.47 per share of the Common Stock on the Nasdaq Capital Market on such date, provided that Mr. Wool shall only be entitled to any payment of the Annual Bonus, including the issuance of any shares of Common Stock, as the Stock Bonus portion of the Annual Bonus, if the applicable annual revenue targets are attained.

The issuance of any shares of Common Stock under the 2022 Equity Incentive Plan, as the Stock Bonus portion of the Annual Bonus is expressly conditioned on stockholder approval of the 2022 Equity Incentive Plan on or before October 7, 2023. If such stockholder approval is not obtained on or before October 7, 2023, the Stock Bonus portion of the Annual Bonus will be forfeited and Dominari shall make a one-time cash payment to Mr. Wool equal to the product obtained by multiplying (i) the total amount of 463,678 shares of Common Stock which would have been awarded to Mr. Wool, if all of the shares of Common Stock subject to the Stock Bonus had been issued to him, and (ii) the closing price of the Common Stock on the Nasdaq Capital Market on the trading day immediately preceding October 7, 2023.

The Wool Services Agreement also provides for the support of an administrative assistant to Mr. Wool, reimbursement of certain specified expenses, and entitlement to participate in any of Dominari’s benefit plans offered to senior executives.

Upon a termination of the Wool Services Agreement (i) by Dominari without “Cause” or (ii) by Mr. Wool for “Good Reason” or by notice within forty (40) days of a “Change in Control Transaction” (as such terms are defined in the Wool Services Agreement, Mr. Wool shall be entitled to receive (i) a lump sum payment equal to twelve (12) months Base Salary at the then current rate, (ii) payments by Dominari of a portion of the cost of continuation of group health coverage under COBRA, and (iii) a pro-rated portion of any Special Performance Bonus Award or other bonus payments to which Mr. Wool would otherwise been entitled as of the date of his termination.

The foregoing description of the terms of the Wool Services Agreement are qualified in their entirety by reference to the provisions of the Wool Services Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1+	Amended and Restated Services Agreement, effective as of October 17, 2022, by and between Dominari Financial Inc. and Kyle Wool.
10.2	Amendment to Amended and Restated Services Agreement, dated October 19, 2022, by and between Dominari Financial Inc. and Kyle Wool
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+ Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 21, 2022	AIKIDO PHARMA INC.

	By:	/s/ Anthony Hayes
	Name:	Anthony Hayes
	Title:	Chief Executive Officer

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